UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2018

NOW INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36325	46-4191184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7402 North Eldridge Parkway Houston, Texas		77041
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 281-823-4700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2018, NOW Inc. (the “Company”, and together with certain direct and indirect subsidiaries of the Company, the “Borrowers”) replaced the Company’s existing senior secured credit facility and entered into a new senior secured credit facility (the “Credit Facility”) with a syndicate of lenders, with Wells Fargo Bank, National Association, serving as the administrative agent. The Credit Facility provides for a five-year $750 million global revolving credit facility, with potential to further increase the credit facility to $1.0 billion, with a letter of credit subfacility of $60 million and a swing line subfacility of 10% of the facility amount.

Availability under the Credit Facility is determined by a borrowing base comprised of eligible account receivables and eligible inventory of the Borrowers and guarantors, with subfacilities for Canadian and U.K. borrowings. The obligations of the respective Borrowers and subsidiary guarantors under the Credit Facility are secured by substantially all the assets of such Borrowers and guarantors.

Borrowings under the Credit Facility bear interest, at the Borrowers’ option, at (i) the base rate plus an applicable margin based on the Company’s fixed charge coverage ratio (and if applicable, the Company’s leverage ratio); or (ii) the greater of LIBOR for the applicable interest period and zero, plus an applicable margin based on the Company’s fixed charge coverage ratio (and if applicable, the Company’s leverage ratio).

The Credit Facility contains customary covenants, representations and warranties and events of default. The fixed charge coverage ratio covenant in the Credit Facility applies only if availability under the Credit Facility is less than a certain threshold.

The foregoing description of the Credit Facility does not purport to be a complete description of the parties’ rights and obligations under the Credit Facility and the other documents and transactions contemplated by the Credit Facility. As such, the foregoing description of the Credit Facility is qualified in its entirety by reference to the complete text of the credit agreement entered into in connection with the Credit Facility, a copy of which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement dated as of April 30, 2018, among the Borrowers, the lenders party thereto and Wells Fargo Bank, National Association as administrative agent, an issuing lender and swing lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2018	NOW INC.

/s/ Raymond W. Chang
Raymond W. Chang
Vice President & General Counsel